UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 or 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

May 4, 2009

Date of Report (Date of earliest event reported)

CROWN MEDIA HOLDINGS, INC.

(Exact name of Registrant as Specified in Charter)

Delaware	000-30700	84-1524410
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

12700 Ventura Boulevard

Studio City, California 91604

(Address of Principal Executive Offices)

(818) 755-2400

Registrant’s telephone number, including area code

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐                                    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                                    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                                    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                                    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02	DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS

On May 6, 2009, Crown Media Holdings, Inc. (the “Company”) announced that Henry Schleiff will resign from his position as President and Chief Executive Officer of the Company and as a member of the Board effective May 31, 2009 (the “Resignation Date”), and will be replaced by William Abbott, Executive Vice President, National Advertising Sales.  Mr. Abbott, age 47, has been Executive Vice President, National Advertising Sales, of the Company since January 2000.  Prior to that, he was Senior Vice President, Advertising Sales, of Fox Family Worldwide from January 1997 to January 2000.  Mr. Abbott has also been elected as a director on the Board of Directors of the Company, effective June 1, 2009.

In connection with the foregoing, the Company has entered into a new employment agreement (“Employment Agreement”) with Mr. Abbott and has entered into a resignation agreement with Mr. Schleiff (the “Resignation Agreement”).

The Employment Agreement with Mr. Abbott, dated as of May 7, 2009, includes the following provisions:

•                  Mr. Abbott agrees to serve as President and Chief Executive Officer commencing June 1, 2009.

•                  The term of the Agreement commences May 7, 2009, and ends on December 31, 2011, provided, that the Term will automatically renew for one year periods if neither party provides notice to the other by June 30 of the last year of the Term.

•                  Annual base salary will be $670,000 per year.  Mr. Abbott will be eligible to receive an annual performance bonus with a target of 60% of his then-current base salary with a potential payout range of 0-150%.  The performance bonus will be based on criteria outlined by the Company’s Compensation Committee, which criteria shall be the same as that established for the senior management team.

•                  Mr. Abbott will receive a 2009 Long Term Incentive Compensation Agreement (“LTI Agreement”) with a target of $469,000.  Of this award, 50% will be an Employment Award and 50% will be a Performance Award.  The Employment Award will vest and be settled in cash on August 31, 2011, subject to earlier pro rata settlement as provided in the LTI Agreement.  The Performance Award will vest and be settled in cash 50% on December 31, 2010, and 50% on December 31, 2011, in accordance with the Company performance criteria set forth in the LTI Agreement concerning adjusted EBITDA and cash flow and subject to earlier pro rata settlement as provided in the LTI Agreement.  Early settlement is provided in the case of involuntary termination of employment without cause on or after January 1, 2010, death or disability.  Potential payouts under the Performance Awards depend on achieving 90% or higher of a target threshold and range from 0% to 150% of the target award.  The Compensation Committee also has the ability to increase or decrease the payout based on an assessment of demographics achieved, relative market conditions and management of expenses.

•                  If Mr. Abbott is terminated without cause, the Company must pay the net present value of his base salary for twelve (12) months and a pro rata portion of his bonus, through the date job duties end, for the calendar year in which termination occurs; vested ERISA benefits; and any amounts required by the terms of his LTI Agreement.

The Resignation Agreement with Mr. Schleiff, dated May 4, 2009, includes the following provisions:

•                  The continued payment of the regular installments of Mr. Schleiff’s salary and bonus through the Resignation Date, and the continuation of benefits through the Resignation Date.

•                  The payment of a lump sum amount of Two Million Four Hundred Eighty-Three Thousand Five Hundred Four Dollars ($2,483,504) within ten (10) days after the Resignation Date, representing the net present value of the salary and bonus which could have been payable to Mr. Schleiff through the expiration of his Employment Agreement on October 2, 2010.

•                  An amount equal to accrued but unused vacation/personal time will be paid within ten (10) days of the Resignation Date.

•                  The transaction bonus provision set forth in Mr. Schleiff’s Employment Agreement will be effective if there is a “Change in Control” (as defined in the Employment Agreement) within (i) ninety (90) days after the Resignation Date or (ii) within 180 days after the Resignation Date if a Change in Control Agreement is signed prior to the Resignation Date.

In connection with the new Employment Agreement between the Company and Mr. Abbott discussed above, Mr. Abbott’s prior employment agreement with the Company dated as of August 8, 2006, has been terminated.

In connection with Mr. Schleiff’s Resignation Agreement, the employment agreement, as amended, between the Company and Mr. Schleiff will terminate on May 31, 2009, prior to the expiration date thereof (i.e., October 2, 2010), except for one part dealing with non-solicitation of employees and similar matters.  Mr. Schleiff’s Employment Agreement, dated as of October 3, 2006, was filed with the SEC on November 9, 2006, as Exhibit 10.1 to the Company’s Quarterly Report on Form 10-Q.

The above summaries of the Employment Agreement and Resignation Agreement are qualified in their entirety by reference to these Agreements which are attached as exhibits to this Report and incorporated herein by reference.

ITEM 9.01             FINANCIAL STATEMENTS AND EXHIBITS.

A list of exhibits filed herewith is contained on the Exhibit Index, which immediately precedes such exhibits and is incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CROWN MEDIA HOLDINGS, INC.
(Registrant)

Date	May 6, 2009	By	/s/ Charles L. Stanford
Charles L. Stanford
Executive Vice President and General Counsel

EXHIBIT INDEX

Exhibit Number	Description
10.1	Employment Agreement dated as of May 7, 2009, between Crown Media Holdings, Inc. and William Abbott.
10.2	Resignation Agreement dated May 4, 2009, between Crown Media Holdings, Inc. and Henry Schleiff.
99.1	Press release issued on May 6, 2009, announcing Henry Schleiff’s resignation effective May 31, 2009, and William Abbott’s appointment as President and Chief Executive Officer effective June 1, 2009.